                                                                    EXHIBIT 99.1


           FOR MORE INFORMATION, CONTACT: Frank M. Jerneycic or Melanie de Vries
                                                Childtime Learning Centers, Inc.
                                                  21333 Haggerty Road, Suite 300
                                                                  Novi, MI 48375
                                                                    248-697-9000



                       CHILDTIME LEARNING CENTERS REPORTS
             OPERATING RESULTS FOR THE FIRST QUARTER OF FISCAL 2004

NOVI, MI, September 2, 2003 -- Childtime Learning Centers, Inc. (NASDAQ: CTIM) today announced operating results for the 16 weeks ended July 18, 2003, which reflect a substantial increase in revenues for the same period last year, largely resulting from the July 2002 acquisition of Tutor Time Learning Systems, Inc.

For the first quarter of fiscal 2004, the Company's revenues increased by 41.6% to $62.9 million from $44.4 million for the same period last year. The increase was primarily attributable to the acquisition of Tutor Time, which generated revenues of $18.3 million for the 16 weeks ended July 18, 2003.

Gross profit for the first quarter of fiscal 2004 increased 75.9% to $8.1 million, as compared to $4.6 million for the same period last year. The increase was attributable to the acquisition of Tutor Time, which contributed $2.4 million, and improved Childtime center operations, which contributed $5.7 million.

For the first quarter of fiscal 2004, the Company generated operating income of $0.6 million as compared to an operating loss of ($0.2) million for same period last year. The increase was primarily attributable to increased gross profit of $3.5 million and decreased exit and closure expenses of $0.3 million, offset by increased general and administrative expenses of $2.3 million and increased depreciation and amortization expenses of $0.5 million.

Net loss for the first quarter of fiscal 2004 was ($0.3) million, as compared to a net loss of ($0.4) million for the same period last year. The improvement was primarily attributable to increased operating income of $0.8 million offset by increased interest expense of $0.7 million.

The first quarter of fiscal 2004 loss per share was ($0.02) on a basic and diluted basis as compared to ($0.08) on a basic and diluted basis for the same period last year. On May 16, 2003, the Company completed a rights offering under which it issued 14.1 million shares of common stock. Accordingly, the weighted average shares outstanding were 13.3 million and 5.2 million for the first quarters of fiscal 2004 and 2003, respectively.


                                     -more-

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                                                                        Page Two


"We have made significant and measurable improvements in this last quarter despite the increasingly difficult economy," said Bill Davis, the Company's President and CEO. "With the integration of the Tutor Time acquisition near completion, we are focused on operational execution, improving revenues and returning the Company to profitability."



                         SELECTED INCOME STATEMENT DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        16 WEEKS ENDED
                                -------------------------------
                                JULY 18, 2003     JULY 19, 2002
                                -------------     -------------
        Revenue, net            $      62,920     $     44,448

        Gross profit            $       8,068     $      4,586

   Operating income (loss)      $         647     $       (192)

         Net (loss)             $        (270)    $       (408)

  Basic and diluted (loss)
          per share             $       (0.02)    $      (0.08)


                                     -more-

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                                                                      Page Three




                           SELECTED BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                JULY 18, 2003      MARCH 28, 2003
                                -------------      --------------
    Total Current Assets           $16,332            $14,347

        Total Assets               $85,224            $83,945

  Total Current Liabilities        $30,200            $27,080

      Total Liabilities            $48,055            $58,132

    Shareholders' Equity           $37,169            $25,813


Childtime Learning Centers, Inc. (www.childtime.com) of Novi, MI acquired Tutor Time Learning Systems, Inc., (www.tutortime.com) on July 19, 2002, and is one of the nation's largest publicly-traded child care providers with operations in 30 states, the District of Columbia and internationally. Childtime Learning Centers, Inc. has over 7,500 employees and licensed capacity to provide education and care for over 50,000 children daily in over 470 corporate and franchise centers worldwide.

Statements included herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions of the Private/Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, continuation of federal and state assistance programs, demand for child care as well as general economic conditions, pricing and competition. Accordingly, actual results could differ materially from those projected in such forward-looking statements.


                                       XXX